EXHIBIT 16

HEIN & ASSOCIATES LLP

Certified Public Accountants and Advisors

August 14, 2006

Mr. Harry Neer

Chief Executive Officer

Rockport Healthcare Group, Inc.

50 Briar Hollow Lane, Ste. 515 West

Houston, Texas  77027

Dear Mr. Neer:

This is to confirm that the client-auditor relationship between Rockport Healthcare Group, Inc. (Commission File Number 0-23514) and Hein & Associates LLP, independent registered public accounting firm, has ceased.

Respectfully,

/s/ Hein & Associates LLP

Hein & Associates LLP

cc:

PCAOB Letter File

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549-7561

500 Dallas Street, Suite 2900

Houston, Texas 77002

Telephone: 713-850-9814

Fax: 713-850-0725

www.heincpa.com